Exhibit 10.1
ORBCOMM Inc.
Summary of Non-Employee Director Compensation
(as of January 1, 2007)
1.	Annual Retainer Fees
•	$35,000 in cash paid quarterly. Directors may elect to defer all or part of the cash payment of retainer fees (i) until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury or (ii) by electing to receive restricted shares of common stock valued at the closing price of the Company’s common stock on Nasdaq on the date each retainer payment would otherwise be made in cash.
2.	Committee Membership Fees
•	Audit Committee: $3,000 ($10,000 for the Chairman).

•	Compensation Committee: $3,000 ($10,000 for the Chairman).

•	Nominating and Corporate Governance Committee: $3,000 ($10,000 for the Chairman).

•	Fees are paid quarterly in cash. Directors may elect to defer all or part of the payment of committee fees (i) until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury or (ii) by electing to receive restricted shares of common stock valued at the closing price of the Company’s common stock on Nasdaq on the date each committee fee payment would otherwise be made in cash.

•	Attendance Fees: $1,000 for each committee meeting attended
3.	Annual Awards
•	1,850 time-based restricted stock units (RSUs) vesting on December 31 of each year granted on the date of our annual meeting of shareholders. The RSUs will be granted to non-employee directors under the Company’s 2006 Long-Term Incentives Plan.